UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2019

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11893	95-3679695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 22, 2019, Guess?, Inc. (the “Company”) amended (such amendment, “Amendment No. 2”) its senior secured asset-backed credit facility with Bank of America, N.A and the other lenders party thereto (the “Credit Facility”) to permit, among other things, the offering and sale of the Notes (as defined below) and certain transactions related thereto, including those transactions described in the Company’s press release attached hereto as Exhibit 99.1.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The information in this Item 7.01 of Form 8-K and the related information in Exhibits 99.1 and 99.2 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Proposed Notes Offering

On April 22, 2019, the Company issued a press release announcing that it proposes to offer, subject to market conditions and other factors, $250 million aggregate principal amount of Convertible Senior Notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also intends to grant the initial purchaser of the Notes a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of Notes, solely to cover over-allotments. A copy of the press release announcing the proposed offering of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Expected Use of Proceeds of the Notes Offering

The Company intends to expand its share repurchase efforts, including by using substantially all of the net proceeds from the offering of Notes to repurchase shares of the Company’s common stock after giving effect to certain hedging transactions.

Business Update

On March 20, 2019, the Company reported preliminary financial results for the three months and twelve months ended February 2, 2019, including the Company’s outlook for the first quarter of Fiscal 2020. On April 22, 2019, the Company issued a press release announcing that, based on current quarter-to-date trends, where the Company has identified relative strengths in Europe and the Americas offset by softness in Asia, compared to its initial outlook, the Company is reaffirming its total Company outlook for the Fiscal 2020 first quarter ending May 4, 2019.

The Company’s actual results may differ materially from these estimates due to the time remaining in the quarter, completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the Company’s first quarter are finalized.

The Company will update its Fiscal 2020 Full Year outlook including the impact from the convertible debt offering and related transactions when it reports its Fiscal 2020 first quarter results for the period ending May 4, 2019.

As of April 6, 2019, the Company’s cash and cash equivalents were approximately $112.6 million. As of April 6, 2019, (i) the Company had $2.0 million in outstanding letters of credit, no outstanding documentary letters of credit and no outstanding borrowings under its asset-based revolving credit facility and (ii) the Company and its subsidiaries had approximately $56.1 million of outstanding borrowings under certain short-term committed and uncommitted borrowing agreements, primarily for working capital purposes, with various banks in Europe.

Item 8.01 Other Events.

Intention to Reduce Future Quarterly Cash Dividends

The Company also announced today that its Board of Directors intends to reduce future quarterly cash dividends that may be paid to holders of the Company’s common stock, when, as and if any such dividend is declared by the Company’s Board of Directors, from $0.225 per share to $0.1125 per share to redeploy capital and return incremental value to shareholders through share repurchases. Decisions on whether, when and in which amounts to continue making any future dividend distributions will remain at all times entirely at the discretion of the Company’s Board of Directors, which reserves the right to change or terminate the Company’s dividend practices at any time and for any reason without prior notice.

Updated Description of Capital Stock

The Description of Capital Stock set forth in Exhibit 99.3 is being filed to provide an updated description of the capital stock of the Company.

The Description of Capital Stock set forth in Exhibit 99.3 is incorporated herein by reference, modifies and supersedes any prior description of the capital stock of the Company in any registration statement or report filed with the Securities and Exchange Commission (the “Commission”) and will be available for incorporation by reference into certain of the Company’s filings with the Commission pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and forms promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment Number Two to Loan, Guaranty and Security Agreement, dated as of April 22, 2019, by and among Guess?, Inc., Guess? Retail, Inc., Guess.com, Inc., Guess? Canada Corporation, Bank of America, N.A., as agent for the lenders, and each of the lenders party thereto.

99.1	Press Release regarding Notes Offering, dated April 22, 2019.

99.2	Press Release regarding Business Update, dated April 22, 2019.

99.3	Description of Capital Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2019	GUESS?, INC.

	By:	/s/ Sandeep Reddy
Sandeep Reddy
Chief Financial Officer

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